SUB-ITEM 77B

                          INDEPENDENT AUDITORS' REPORT




The Shareholders and Board of Trustees
Colorado BondShares - A Tax-Exempt Fund

         We have audited the accompanying statement of changes in net assets of Colorado BondShares, A Tax-Exempt Fund (the Fund), for the year then ended, September 30, 2003, and the financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of September 30, 2003, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statement and financial highlights referred to above present fairly, in all material respects, the changes in net assets of Colorado BondShares - A Tax-Exempt Fund for the year ended September 30, 2003 and the financial highlights for each of the years in the four-year period then ended in conformity with accounting principles generally accepted in the United States of America.




                  /s/ FORTNER, BAYENS, LEVKULICH AND CO., P.C.




Denver, Colorado
October 10, 2003